UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 10, 2016

RED TRAIL ENERGY, LLC
(Exact name of registrant as specified in its charter)

North Dakota	000-52033	76-0742311
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

P.O. Box 11, 3682 Highway 8 South Richardton, North Dakota 58652
(Address of principal executive offices)

(701) 974-3308
(Registrant's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement
Item 2.01 Completion of Acquisition or Disposition of Assets

On October 10, 2016, Red Trail Energy, LLC (the "Company") satisfied the contingencies set forth in a Real Estate Sales Agreement (the "Real Estate Sales Agreement") between the Company and Bismarck Land Company, LLC. As a result of the satisfaction of the contingencies in the Real Estate Sales Agreement, the Company closed on the purchase of approximately 338 acres of land that the Company will use for an expansion of the Company's rail yard. In exchange for the purchased real estate, the Company agreed to issue to Bismarck Land Company, LLC two million of the Company's membership units. The Company also agreed to a Profit and Cost Sharing Agreement with Bismarck Land Company, LLC that became effective with the closing of the real estate purchase. The Profit and Cost Sharing Agreement provides that the Company will share 70% of the net revenue generated by the Company from business activities conducted on the purchased real estate which are brought to the Company by Bismarck Land Company, LLC. This obligation will terminate ten years after the real estate closing or after Bismarck Land Company, LLC receives $10 million in income from the agreement. In addition, the Company will pay Bismarck Land Company, LLC 70% of any net proceeds received by the Company from the sale of the subject real estate if a sale were to occur in the future, subject to the $10 million cap and the 10 year termination of this obligation.

RED TRAIL ENERGY, LLC

Date: October 12, 2016	/s/ Jodi Johnson
Jodi Johnson
Chief Financial Officer